EXHIBIT 99.1

Delcath Systems Appoints Peter J. Graham as Executive Vice President and General Counsel

NEW YORK, April 22  -- Delcath Systems, Inc. (Nasdaq: DCTH), which is testing its proprietary treatment method for primary and metastatic cancers to the liver, announced today that on Tuesday, April 20th it appointed Peter J. Graham, 43, to the newly created position of Executive Vice President and General Counsel. Mr. Graham will report to Eamonn P. Hobbs, Delcath President and Chief Executive Officer.

"With a rich depth of experience as lead counsel for health care companies – heading mergers and acquisitions, SEC reporting and compliance, general corporate matters and contract negotiations – Peter will add tremendous value to Delcath as we prepare for FDA and CE Mark submissions of the Delcath PHP System™," said Mr. Hobbs. "His legal expertise and proven global strategy management of both publicly and privately held medical device and pharmaceutical companies will be beneficial as we plan for commercialization of the Delcath PHP System in the U.S. and implement our expansion plans into key markets in Europe and Asia. We are fortunate to have attracted someone of Peter's caliber and are excited to welcome Peter to the Delcath team."

Mr. Graham was most recently Vice President, General Counsel and a member of the Executive Committee of ACIST Medical Systems, Inc., a global company specializing in diagnostic and therapeutic medical devices for cardiology and radiology. There, he led the corporate accounts and global legal affairs of the company, playing a significant role in helping to expand the company's corporate contract business and international distribution network as well as in the recent $80 million acquisition of HLT, Inc. Prior to that, Mr. Graham spent 11 years at E-Z-EM, Inc., a global medical device and pharmaceutical company specializing in CT and MR imaging solutions. During his tenure at E-Z-EM, Mr. Graham held various senior management positions serving as its Senior Vice President, Chief Legal Officer, Global Human Resources and Secretary from 2005 until 2008. Mr. Graham played a key role in the sale of E-Z-EM in 2008 leading and coordinating the legal and investment banking activities associated with the sale. He also managed the legal affairs of AngioDynamics, Inc., then a wholly owned subsidiary of E-Z-EM from 1997 until its initial public offering and tax free spin off in 2004.
Mr. Graham was on the Board of Directors of AngioDynamics from 2006 to 2007, and was instrumental in the company's successful $75 million follow-on offering, and its acquisition of Rita Medical Systems, Inc. for $220 million during that time frame.

Before his time with E-Z-EM, Mr. Graham was an associate at Segal and Lax, P.C. He earned his J.D. at Yeshiva University's Benjamin N. Cardozo School of Law in 1995, and his B.A. at the University of Wisconsin-Madison.

About Delcath Systems, Inc.
Delcath Systems, Inc. is a medical technology company specializing in cancer treatment. The Company is testing a proprietary, patented drug delivery system for the treatment of primary and metastatic liver cancers. Delcath's novel drug delivery platform is testing the delivery of ultra-high doses of anti-cancer agents to the liver while controlling the systemic exposure of those agents. In addition to its fully enrolled Phase III metastatic melanoma study, the Company is currently conducting trials to treat other forms of tumor metastases to the liver. The Company maintains a broad intellectual property portfolio on a worldwide basis including the U.S., Europe, Asia and Canada. For more information, please visit the Company's website at www.delcath.com.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to our ability to successfully complete Phase III clinical trials and secure regulatory approval of our current or future drug-delivery system and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

Contact Information: Investor Contact: Barbara Domingo/Doug Sherk EVC Group 415-896-6820	Media Contact: Steve DiMattia EVC Group 646-201-5445